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                                                                 Exhibit 10.16

                           SOFTWARE LICENSE AGREEMENT

                                 August 15, 1999

     THIS SOFTWARE LICENSE AGREEMENT (this "Agreement") is made as of August 15, 1999, (the "Effective Date"), between NetRatings, Inc., a Delaware corporation with a place of business at 830 Hillview Court, Milpitas, CA 95035 ("NRI"), and Nielsen Media Research, Inc., a Delaware corporation with its principal place of business at 299 Park Avenue, New York, NY 10171 ("NMR") (collectively the "Parties").

                                    RECITALS

     NRI is in the business of developing, marketing, servicing and selling interactive media and market research data related to the Internet. NRI has developed certain software products with the functional and operational components described in EXHIBIT A ("NRI Proprietary Software") hereto.

     NMR desires to obtain from NRI, and NRI desires to grant to NMR, a license to distribute and sublicense the Collection Software (as defined below) and a license to use the Back End Software (as defined below) in certain circumstances.

     In consideration of these premises and of the mutual promises and conditions contained in this Agreement, NRI and NMR agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

     For the purposes of this Agreement, the following terms shall have the meanings indicated. Any capitalized term not defined herein shall have the meaning set forth in the Operating Agreement between the parties.

     Section 1.1 ANCILLARY AGREEMENTS. "Ancillary Agreements" shall mean, collectively, the Operating Agreement and the Panel Maintenance Agreement.

     Section 1.2 BACK END SOFTWARE. "Back End Software" shall mean the part of the NRI Proprietary Software that is designed to be installed on a central computer system or systems to collect and aggregate the data collected by the Collection Software.

     Section 1.3 COLLECTION SOFTWARE. "Collection Software" shall mean the part of the NRI Proprietary Software that is installed on a Panel Member's computer to gather data about such Panel Member's Internet usage activities.

     Section 1.4 DOCUMENTATION. "Documentation" means all printed documents, flow charts, design specifications, and any other information necessary or desirable to use either the Collection Software and/or Back End Software (as applicable), including any amendments and



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modifications thereto, whether presently existing or created hereafter by or for NRI during the term of the Agreement.

     Section 1.5 ENTITY. "Entity" shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association, or any foreign trust or foreign business organization.

     Section 1.6 HOUSEHOLD PANEL. "Household Panel" shall mean the Panel comprised of the initial group of Panel Members identified by NMR on behalf of NRI for use in connection with the Internet Service, consisting initially of approximately 5,000 households selected by NMR through the NMR Sampling Methodology.

     Section 1.7 INTELLECTUAL PROPERTY RIGHTS. "Intellectual Property Rights" shall mean all worldwide right, title and interest of an Entity in, to and under any and all: (i) United States or foreign patents and pending patent applications therefor, including the right to file new and additional patent applications based thereon, including provisionals, divisionals, continuations, continuations-in-part, reissues and reexaminations; (ii) copyright; and (iii) trade secrets, know-how, processes, methods, engineering data and technical information.

     Section 1.8 INTERNET MEASUREMENT PANEL. "Internet Measurement Panel" shall mean the Household Panel developed by or for the Parties for purposes of monitoring and measuring Internet activities in North America using NMR Trademark and other Panels in North America as the Parties may mutually agree in writing.

     Section 1.9 INTERNET SERVICE. "Internet Service" shall mean and include NRI's existing and future business of developing, compiling and selling market research and other services which monitor, track, measure, report and analyze data relating to worldwide activities on the Internet which is marketed under the "NetRatings" trademark and the NMR Trademark; provided, however, that if NMR terminates the Operating Agreement due to a material breach by NRI, the future business of developing, compiling and selling market research and other services which monitor, track, measure, report and analyze data relating to worldwide activities on the Internet which is marketed by NMR not using the "NetRatings" trademark shall be deemed an "Internet Service" for the one-year period commencing on the Termination Date (as defined in the Operating Agreement).

     Section 1.10 NMR SAMPLING METHODOLOGY. "NMR Sampling Methodology" shall mean shall mean NMR's proprietary analytical and statistical protocols, methodologies for developing universe estimates, sampling methodologies and related methods, processes and technologies for the identification, selection and recruitment of households and Persons within certain specified market, demographic, geographic and other criteria.

     Section 1.11 NRI PROPRIETARY SOFTWARE. "NRI Proprietary Software" shall mean all computer software programs owned by NRI as of the Effective Date, as listed on Exhibit A, or at any time during the term of this Agreement, and all Updated thereto, for providing the Approved Internet Service (as defined in the Operating Agreement). NRI Proprietary Software expressly


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excludes any software that NMR licenses from third parties for use with the
NRI Proprietary Software.

     Section 1.12  "NMR TRADEMARK". "NMR Trademark" shall mean "Nielsen".

     Section 1.13 OBJECT FORM. "Object Form" shall mean (i) any machine-readable version of the source code suitable for execution by computer equipment or (ii) any intermediate form derived from source code which can be made executable by computer equipment.

     Section 1.14 OPERATING AGREEMENT. "Operating Agreement" shall mean the agreement between the parties entitled Operating Agreement of even date.

     Section 1.15 PANEL. "Panel" shall mean any group of households or Persons identified and selected in accordance with specified criteria for purposes of generating data to measure specified activities.

     Section 1.16 PANEL DATA. "Panel Data" shall mean all data provided by the Panel Members through the Collection Software.

     Section 1.17 PANEL MEMBER. "Panel Member" means households, Persons or other participants comprising any Internet Measurement Panel, whether such Panel is developed by or for either Party, which participants are provided with the Collection Software for individual use (and not for distribution, remarketing, timesharing or service bureau use) in connection with the Internet Service.

     Section 1.18 PANEL MEMBER LICENSE AGREEMENT. "Panel Member License Agreement" shall mean NRI's standard end user license agreement for the Collection Software the current version of which is attached as EXHIBIT C ("Panel Member License Agreement").

     Section 1.19 PERSON. "Person" shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of the "Person" when the context so permits.

     Section 1.20 PRODUCT RELEASE. "Product Release" shall mean a release of a major modification of the NRI Proprietary Software, which is designated by NRI in its sole discretion as a change in the digit(s) to the left of the first decimal point in version number [(x).xx] of such software. Examples of a Product Release may include a complete system rearchitecture, the addition of major functionality or an interface re-design.

     Section 1.21 TERMINATION DATE. "Termination Date" is the date on which the Operating Agreement is terminated by NMR for breach by NRI.

     Section 1.22 TRANSFER SITE. "Transfer Site" shall mean the site agreed by the Parties for use of the Back End Software.

     Section 1.23 UPDATES. The term "Updates" means upgrades, updates, corrections or modifications to the NRI Proprietary Software made by NRI, whether such upgrades, updates,


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corrections or modifications are characterized as Upgrade Releases, Version
Releases, Product Releases or otherwise.

     Section 1.24 UPGRADE RELEASE. "Upgrade Release" shall mean a release of the NRI Proprietary Software which is designated by NRI in its sole discretion as a change in the digit(s) to the right of the tenths digit(s) in version number [x.x(x)] of such software. Examples of an Upgrade Release may include bug fixes, cosmetic changes to the interface or partial support for integration with third parties.

    Section 1.25 VERSION RELEASE. "Version Release" shall mean a release of the NRI Proprietary Software which is designated by NRI in its sole discretion as a change in the tenths digit in version number [x.(x)x] of such software. Examples of a Version Release may include minor changes in functionality, full support for integrations with third parties, user demanded functionality changes, minor changes in the interface or support for new platforms.

                                  ARTICLE II

                             RIGHTS AND OBLIGATIONS

     Section 2.1 GRANT OF LICENSE IN COLLECTION SOFTWARE. Subject to the terms of this Agreement, NRI hereby grants to NMR, and NMR hereby accepts, a non-transferable, non-exclusive, royalty-free license to reproduce and distribute the Object Form of the Collection Software to Panel Members located in North America for installation and use on computers operated by such Panel Members. NMR may only sublicense the Collection Software to Panel Members in Object Form and pursuant to a Panel Member License Agreement. NRI reserves the right to change the Panel Member License Agreement in its sole discretion and shall give notice of such change to NMR who must use the new version of the Panel Member License Agreement within thirty (30) days after notice.

     Section 2.2 NOTICE OF PANEL MEMBER'S BREACH. NMR shall promptly notify NRI if NMR becomes aware of any Panel Member's material breach of any provision under a Panel Member License Agreement. License further agrees to cooperate with NRI in any legal action to prevent or stop unauthorized use, reproduction, public display, public performance, derivation or distribution of the Collection Software or any part thereof.

     Section 2.3 RESERVATION OF RIGHTS. All rights not specifically granted to NMR hereunder are reserved by NRI.

                                  ARTICLE III

                               BACK END SOFTWARE

     Section 3.1 BACK END SOFTWARE. After the Termination Date, upon the request of NMR, NRI shall promptly provide one copy of the Object Form of the Back End Software for installation on a computer at the Transfer Site. NRI shall provide NMR with reasonable technical assistance in installing the Back End Software.


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     Section 3.2  GRANT OF LICENSE IN BACK END SOFTWARE. Subject to the terms of this Agreement, NRI hereby grants to NMR, and NMR hereby accepts, a non-transferable, non-exclusive, royalty-free license, without right of sublicense, to reproduce the Back End Software on computers at the Transfer Site for use in providing the Internet Service for 365 days after the Termination Date.

                                  ARTICLE IV

                              TERM AND TERMINATION

     Section 4.1 TERM. This Agreement shall commence on the Effective Date and shall remain in effect until terminated as set forth below.

     (a) TERMINATION FOR CAUSE. Either Party may terminate this Agreement upon thirty (30) days written notice for the other Party's material breach of this Agreement if such breach is not cured within such thirty (30) day period.

     (b) TERMINATION UPON AGREEMENT. This Agreement may be terminated at any time by the mutual consent of NRI and NMR.

     (c) TERMINATION UPON TERMINATION OF THE OPERATING AGREEMENT. This Agreement may be terminated upon the termination of the Operating Agreement except if NMR terminates the Operating Agreement due to breach by NRI, in which case the term of this License Agreement shall end 365 days after the effective date of such termination.

     Section 4.2 EFFECT OF TERMINATION. Upon the termination or expiration of this Agreement, NMR shall terminate further use and distribution of the Collection Software, cease use of the Back End Software, return or destroy all copies of the Back End Software and Collection Software to NRI and cease any further use of the Trademarks. The Parties agree, however, that the licenses granted to Panel Members to use the Collection Software shall remain in effect according to their terms.

     Section 4.3 SURVIVAL. The defined terms contained herein and the following provisions shall survive any termination of this Agreement: Article 5 ("Warranty"), Article 6 ("Limitation of Liability"), Article 7
("Proprietary Rights"), Article 11 ("Confidentiality"), and Article 12 ("General").

                                   ARTICLE V

                                    WARRANTY

     THE NRI PROPRIETARY SOFTWARE AND ALL OTHER PRODUCTS OR SERVICES PROVIDED HEREUNDER ARE PROVIDED "AS IS". EXCEPT AS PROVIDED IN SECTION 9.1
("REPRESENTATIONS AND WARRANTIES"), NRI MAKES NO WARRANTY, EXPRESS OR IMPLIED, RELATED TO THEM, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FITNESS FOR A PARTICULAR PURPOSE.

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                                   ARTICLE VI

                             LIMITATION OF LIABILITY

     EXCEPT AS PROVIDED IN ARTICLE X ("NRI INDEMNIFICATION"), NRI WILL BE NOT LIABLE TO NMR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR STATUTORY DAMAGES RELATED TO ANY CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT, EVEN IF NRI IS INFORMED OF THE POSSIBILITY THEREOF IN ADVANCE.

                                  ARTICLE VII

                               PROPRIETARY RIGHTS

     Section 7.1 OWNERSHIP. Title and ownership of all Intellectual Property Rights in the NRI Proprietary Software will at all times remain the property of NRI. NMR agrees not to remove or obliterate any copyright, trademark or proprietary rights notices of NRI or NRI's Suppliers from the NRI Proprietary Software or Documentation. NMR further agrees to reproduce all such notices, including but not limited to those specified in EXHIBIT B ("Trademarks"), in accordance with Article VIII ("Trademarks").

     Section 7.2 REVERSE ENGINEERING. NMR shall not modify the NRI Proprietary Software or disassemble, decompile, reverse engineer or otherwise attempt to derive source code from the NRI Proprietary Software.

                                  ARTICLE VIII

                           [INTENTIONALLY LEFT BLANK]


                                  ARTICLE IX

                      REPRESENTATIONS AND WARRANTIES OF NRI

     Section 9.1 REPRESENTATIONS AND WARRANTIES. NRI represents and warrants to NMR that the statements contained in this Section 9.1 are true, correct and complete as of the Effective Date, PROVIDED, HOWEVER, that the statements set forth in Section 9.1(v) will be true, correct with respect to any Update only upon the date of the release of such Update:

     (i) The Collection Software shall perform substantially as described in EXHIBIT A .

     (ii) To the best of NRI's knowledge, NRI has good and marketable title to the NRI Proprietary Software, including all Intellectual Property Rights therein, and has all necessary rights to enter into this Agreement without violating any other agreement or commitment to which it is subject; provided, however, that this representation does not increase the scope of the representation in Section 9.1(iv) by making any representations regarding unasserted patent claims by third parties.


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     (iii) To the best of NRI's knowledge, the NRI Proprietary Software does not infringe or constitute a misappropriation of the Intellectual Property Rights of any third party.

     (iv) To the best of NRI's knowledge, the NRI Proprietary Software does not contain, nor will contain upon delivery Harmful Code, as that term is defined below. "Harmful Code" shall mean any computer programming code which is constructed with the intent to and which does, damage, interfere with or otherwise improperly affect other computer programs, data files or hardware without the knowledge or consent of the computer user. "Harmful Code" includes, but is not limited to, self-replicating and self-propagating program instructions commonly referred to as "viruses" or "worms".

     (v) The NRI Proprietary Software will be able to accurately process data (including but not limited to, calculating, comparing, and sequencing, from and into and between, the twentieth and twenty-first centuries, including leap year calculations), without diminution in function or performance, to the extent that any third party hardware and/or software that the user of the Collection Software uses in conjunction with the NRI Proprietary Software exchanges data accurately with the NRI Proprietary Software.

                                   ARTICLE X

                               NRI INDEMNIFICATION

     Section 10.1 NRI INDEMNIFICATION. NRI agrees, at its expense, to defend, indemnify and hold harmless NMR from and against any losses, damages, expenses, liabilities and costs (including, without limitation, legal fees) incurred by NMR as a result of any claims brought against NMR by third parties arising from any infringement or misappropriation of any Intellectual Property Right arising out of or relating to NMR's use of the NRI Proprietary Software within the licenses set forth in this Agreement. NRI's obligations under this Section are subject to the terms and conditions set forth below:

     (i) NMR shall give NRI prompt notice, in writing, of the claim, provided that any delay in such notice shall relieve NRI of its obligation to indemnify NMR only to the extent that such delay has prejudiced NRI's ability to defend such claim.

     (ii) NMR shall grant NRI exclusive control over its defense and settlement, provided that NMR may participate in such action at NMR's own expense.

     (iii) NMR provides reasonable information and assistance to NRI, at NRI's expense, in the defense of such claim.

     (iv) NRI's obligations under this Section shall cover only the NRI Proprietary as delivered by NRI to NMR and not to any modification or addition made by NMR or third parties not acting on NRI's behalf if the NRI Proprietary as delivered would not have violated the Intellectual Property Rights of the third party.


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     (v)   NRI's obligations under this Section shall not cover any claim of infringement of any third party's rights arising from use of any NRI Proprietary furnished hereunder in combination with other products if such infringement would be avoided by the use of the NRI Proprietary alone.

     (vi) If an infringement claim is asserted or is likely, NRI, at NRI's cost, will have the right to terminate its indemnity obligations for such claim herein by: (i) procuring for NMR the right to use the NRI Proprietary for the use contemplated by this Agreement; or (ii) modifying the NRI Proprietary furnished hereunder as appropriate to avoid such rightful claim of infringement, as long as the modification does not impair or have a material adverse effect on the operation of the Internet Service. NRI shall not be liable for any damages incurred after the delivery of such modified version of the NRI Proprietary.

     Section 10.2 LIMITATION. THE FOREGOING STATES NMR'S SOLE AND EXCLUSIVE REMEDY AND NRI'S SOLE AND EXCLUSIVE OBLIGATION, WITH RESPECT TO CLAIMS OF INFRINGEMENT OF THIRD PARTY PROPRIETARY RIGHTS OF ANY KIND AND IS IN LIEU OF ALL OTHER WARRANTIES OF NONINFRINGEMENT, EXPRESS OR IMPLIED.

                                  ARTICLE XI

                                 CONFIDENTIALITY

     Section 11.1 CONFIDENTIAL INFORMATION. For the purposes of this Agreement, "Confidential Information" shall mean any information delivered by one party ("Disclosing Party") to the other party ("Receiving Party") which the Receiving Party knows or has reason to know is considered confidential by the Disclosing Party. The Receiving Party agrees to take precautions to prevent any unauthorized disclosure or use of Confidential Information consistent with precautions used to protect the Receiving Party's own confidential information, but in no event less than reasonable care. Except as provided below, the Receiving Party agrees to treat the Confidential Information as confidential and shall not disclose the Confidential Information to any Person or Entity without the Disclosing Party's prior written consent. The Receiving Party may only disclose the Confidential Information to the Receiving Party's employees or contractors who reasonably require access to such Confidential Information to perform obligations under this Agreement. The Receiving Party shall take all appropriate steps to ensure that its employees and contractors who are permitted access to the Confidential Information agree to act in accordance with the obligations of confidentiality imposed by this Agreement. Should the Receiving Party be faced with legal action to disclose Confidential Information received under this Agreement, the Receiving Party shall promptly notify the Disclosing Party and, upon the Disclosing Party's request, shall reasonably cooperate with the Disclosing Party in contesting such disclosures. The Receiving Party shall maintain the secrecy of the Confidential Information disclosed pursuant to this Agreement for a period of five (5) years from the date of disclosure thereof. The obligations imposed by this Article IX shall survive any termination of this Agreement.


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     Section 11.2  NON-CONFIDENTIAL INFORMATION. The obligations set forth in
Section 11.1 shall not apply to any particular portion of any Confidential Information that: (i) now or subsequently becomes generally known or available through no act or omission of the Receiving Party; (ii) is known to the Receiving Party at the time of receipt of the same from the Disclosing Party; (iii) is provided by the Disclosing Party to a Third Party without restriction on disclosure; (iv) is subsequently rightfully provided to the Receiving Party by a Third Party without restriction on disclosure; or (v) is independently developed by the Receiving Party, as can be demonstrated from the Receiving Party's business records and documentation, provided the person or persons developing the same had not had access to the Confidential Information of the Disclosing Party prior to such independent development.

                                   ARTICLE XII

                               DISPUTE RESOLUTION

     Section 12.1  GENERAL DISPUTE PRINCIPLES.

     (a) All disputes between or among NRI, NMR and/or any of their Affiliates under this Agreement shall be settled, if possible, through good faith negotiations between the relevant parties. In the event such disputes cannot be so resolved, such disputes shall be resolved as provided in Section
Section 12.2 ("Arbitration of Other Disputes").

     (b) If either Party or any of its Affiliates is subject to a claim, demand, action or proceeding by a third party and is permitted by law or arbitral rules to join another party to such proceeding, this Article XII shall not prevent such joinder. This Article XII shall also not prevent either Party or any such Affiliate from pursuing any legal action against a third party.

     Section 12.2  ARBITRATION OF OTHER DISPUTES.

     (a) The Parties shall submit any controversy or claim arising out of, relating to or in connection with this Agreement, or the breach thereof ("Demand for Arbitration"), to arbitration administered by the American Arbitration Association ("AAA") in accordance with its then existing Commercial Arbitration Rules then in effect (collectively, "AAA Rules") and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

     (b)  The place of arbitration shall be San Diego, California.

     (c) The Parties shall attempt, by agreement, to nominate a sole arbitrator for confirmation by the AAA. If the Parties fail so to nominate a sole arbitrator within thirty (30) days from the date when the Demand for Arbitration has been communicated by the initiating Party, the arbitrator shall be appointed by the AAA in accordance with the AAA Rules. For purposes of this Section, the "commencement of the arbitration proceeding" shall be deemed to be the date upon which the Demand for Arbitration has been delivered to the Parties in accordance with this Section Section 12.2. A hearing on the matter in dispute shall commence within thirty (30) days following selection of the arbitrator, and the decision of the arbitrator shall be rendered no later than sixty (60) days after commencement of such hearing.


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     (d)  An award rendered in connection with an arbitration pursuant to this Section shall be final and binding upon the Parties, and the Parties agree and consent that the arbitral award shall be conclusive proof of the validity of the determinations of the arbitrator set forth in the award and any judgment upon such an award may be entered and enforced in any court of competent jurisdiction.

     (e) The Parties agree that the award of the arbitral tribunal will be the sole and exclusive remedy between them regarding any and all claims and counterclaims between them with respect to the subject matter of the arbitrated dispute. The Parties hereby waive all IN PERSONAM jurisdictional defenses in connection with any arbitration hereunder or the enforcement of an order or award rendered pursuant thereto (assuming that the terms and conditions of this arbitration clause have been complied with).

     (f) The arbitrator shall issue a written explanation of the reasons for the award and a full statement of the facts as found and the rules of law applied in reaching his decision to both Parties. The arbitrator shall apportion to each Party all costs (including attorneys' and witness fees, if any) incurred in conducting the arbitration in accordance with what the arbitrator deems just and equitable under the circumstances. Any provisional remedy which would be available to a court of law shall be available from the arbitrator pending arbitration of the dispute. Either Party may make an application to the arbitrator seeking injunctive or other interim relief, and the arbitrator may take whatever interim measures they deem necessary in respect of the subject matter of the dispute, including measures to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. The arbitrator shall only have the authority to award any remedy or relief (except as ex parte relief) that a Superior Court of the State of California could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process, but specifically excluding punitive damages.

     (g) The Parties may file an application in any proper court for a provisional remedy in connection with an arbitrable controversy, but only upon the ground that the award to which the application may be entitled may be rendered ineffectual without provisional relief. The Parties may also commence legal action in lieu of any arbitration under this Section Section
12.2 in connection with any third party litigation proceedings.

     (h) For purposes of any suit, action, or legal proceeding permitted under this Article XII, each Party (a) hereby irrevocably submits itself to and consents to the non-exclusive jurisdiction of the United States District Court for the Southern District of California for the purposes of any suit, action or legal proceeding in connection with this Agreement including to enforce an arbitral resolution, settlement, order or award made pursuant to this Agreement (including pursuant to the U.S. Arbitration Act or otherwise), and (b) to the extent permitted by applicable law, hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or legal proceeding pending in such event, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or legal proceeding is brought in an inconvenient forum or that the venue of the suit, action or legal proceeding is


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improper. Each Party hereby agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section by the United States District Court for the Southern District of California and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of California or any other jurisdiction.

                                   ARTICLE XIII

                                  MISCELLANEOUS

     Section 13.1 GOVERNING LAW. This Agreement, and the respective rights, duties and obligations of the Parties hereunder, shall be governed by and construed and enforced in accordance with the laws of the State of California.

     Section 13.2 SUCCESSORS AND ASSIGNS. Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties to this Agreement. Notwithstanding anything herein to the contrary, either Party shall have the right to assign its rights or obligations hereunder, without the prior written consent of the other Party, to an Affiliate (as defined in the Operating Agreement), provided that no such assignment hereunder shall relieve the assigning Party of its obligations hereunder.

     Section 13.3 ENTIRE AGREEMENT; AMENDMENT. This Agreement, the Ancillary Agreements and the other documents delivered pursuant to this Agreement on the Effective Date constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof, and supersede all prior agreements and merge all prior discussions, negotiations, proposals and offers (written or oral) between them, and neither Party shall be liable or bound to the other Party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. This Agreement expressly supersedes the Escrow Agreement between the parties dated October 26, 1998. Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

     Section 13.4 NOTICES, ETC. All notices and other communications hereunder shall be deemed given if given in writing and delivered by hand, prepaid express or courier delivery service or by facsimile transmission or mailed by registered or certified mail (return receipt requested), facsimile or postage fees prepaid, to the Party to receive the same at the respective addresses set forth below (or at such other address as may from time to time be designated by such Party in accordance with this Section 13.4):

                 (a)   If to NMR:

                       Nielsen Media Research, Inc.
                       299 Park Avenue
                       New York, NY  10171


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                       Telephone:  (212) 708-7004
                       Facsimile:  (212) 708-7012
                       Attention:  Chief Legal Officer

                       With copies to:

                       Coudert Brothers
                       1114 Avenue of the Americas
                       New York, NY  10036
                       Telephone:  (212) 626-4400
                       Facsimile:  (212) 626-4120
                       Attention:  James C. Colihan, Esq.

                 (b)   If to NRI:

                       NetRatings, Inc.
                       830 Hillview Court
                       Milpitas, California 95035
                       Telephone:  (408) 957-0699
                       Facsimile:  (408) 957-0487
                       Attention:  President

                       With copies to:

                       Mark Radcliffe, Esq.
                       Gray, Cary, Ware & Freidenrich
                       400 Hamilton Avenue
                       Palo Alto, CA  94301
                       Telephone: (650) 328-6561
                       Facsimile: (650) 327-3699

                 All such notices and communications hereunder shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or seventy-two (72) hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and postage prepaid as aforesaid.

     Section 13.5 DELAYS OR OMISSIONS. Except as expressly provided in this Agreement, no delay or omission to exercise any right, power or remedy accruing to NMR, upon any breach or default of NRI under this Agreement, shall impair any such right, power or remedy of NMR nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of NMR of any breach or default under this Agreement, or any waiver on the part of NMR of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

     Section 13.6 PUBLICITY. Neither Party (nor such Party's Affiliates) shall issue any press release disclosing the terms of, or relating to, this Agreement or any Ancillary Agreement, without the prior written consent of the other Party; provided, however, that neither Party or its Affiliates shall be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws. Such disclosing Party shall use its best efforts to consult with the other Party regarding the issuance of any such press release, or with regard to any public statement disclosing the terms of this Agreement or any Ancillary Agreement and shall use its best efforts to obtain confidential treatment for any Confidential Information where such press release or other public statement is required to be made by Applicable Law.

     Section 13.7 EXPENSES. Each of the Parties shall bear all legal, accounting and other transaction expenses incurred by it in connection with the negotiation, execution, delivery and performance of this Agreement. Notwithstanding the foregoing, NMR shall reimburse NRI, upon presentation of a written invoice therefor, for the reasonable fees and expenses of one special outside counsel retained by NRI to advise it in connection with this Agreement and the transactions contemplated hereby and thereby, provided that such reimbursement obligation of NMR shall not exceed ten thousand dollars ($10,000).

     Section 13.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

     Section 13.9 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

     Section 13.10 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

                                      NETRATINGS, INC.


                                      By:
                                         -----------------------------------
                                      Title:
                                            --------------------------------
                                      Date:
                                           ---------------------------------


                                      NIELSEN MEDIA RESEARCH, INC.



                                      By:
                                         -----------------------------------
                                      Title:
                                            --------------------------------
                                      Date:
                                           ---------------------------------



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